Exhibit 99.1

Shore United Bank Announces New Branch in South Ocean City, Maryland

Easton, Maryland (4/13/2021) - Shore Bancshares, Inc. (NASDAQ - SHBI) announced today that its banking subsidiary, Shore United Bank, will open a new office on 34st South Ocean City, Maryland.

The new South Ocean City branch is set to open a full-service banking office on Ocean Gateway, Ocean City, Maryland sometime in 2022.

“South Ocean City or the ‘Island’ is an ideal location for Shore United Bank,” said Lloyd L. “Scott” Beatty, Jr., President and Chief Executive Officer. “We have been working with businesses and customers on the island of Ocean City for a very long time and have grown many relationships in the past few years thanks to the efforts of our West Ocean City branch and LPO team. Recently, we participated and provided PPP (“Payroll Protection Program”) lending to many businesses within Ocean City that were greatly impacted by the pandemic. We strive to meet the needs of our customers by delivering unmatched customer service. The growth in this market has warranted expansion for some time and the new location couldn’t be better as it provides more accessibility to many of our business customers. We are thrilled to support our lending team and valued customers in Ocean City with another full-service branch.”

Shore Bancshares Information

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank. Shore Bancshares engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

For further information contact: Edward Allen, Executive Vice President and Chief Financial Officer, 410-763-7800